Exhibit 99.1

News Release

Nuclear Fuel Services’ Motion to Dismiss Lawsuit Granted

(ERWIN, Tenn., Dec. 27, 2012) – On December 21, 2012, Nuclear Fuels Services, Inc. (NFS), along with all other defendants in the lawsuit styled as a “class action” in the U.S. District Court for the Eastern District of Tennessee (Case No. 2:11-cv-173 Adkins, et al. v. W.R. Grace & Company, et al.), received notice that the court had granted NFS’ motion to dismiss the plaintiffs’ claims. The court also denied the plaintiffs’ motion to amend the complaint.

“We are pleased that the U.S. District Court ruled in our favor,” said Joe Henry, NFS President. “Although we recognize the possibility that the plaintiffs could seek to appeal the court’s decision, we consider this ruling to be a meaningful victory for all defendants in the case. We remain committed to operating safely and securely, protecting our employees, the public, and the environment. We look forward to a long future of manufacturing the fuel that keeps our Nation safe.”

About NFS

Located in Erwin, Tenn., NFS operates a uranium fuel materials production facility to support America’s fleet of nuclear-powered submarines and aircraft carriers. It also converts Cold War-era government stockpiles of highly enriched uranium into material suitable for further processing into commercial nuclear reactor fuel.

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NFS Media Contact:

Lauri Turpin

Communications Manager

Nuclear Fuel Services

423.735.5698 laturpin@nuclearfuelservices.com